LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”), dated as of February 27, 2009, is made by and among CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation, with an address at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 (“Borrower”), and RBS CITIZENS, N.A., a national association, d/b/a Charter One, with an address of 27777 Franklin Road, Suite 1900, Southfield, Michigan 48034 (together with its successors and assigns, “Bank”).

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain certain loans in the amounts and purposes set forth herein; and

WHEREAS, Bank is willing to make such loans available to Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the promises of both parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

               1.1   Definitions. As used in this Loan Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Affiliate” when used with respect to any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Detroit, Michigan and, in the case of a Business Day which relates to Obligations accruing interest by reference to the LIBOR Rate, on which dealings are carried on in the London interbank market.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Change In Control” means a reduction in the number of (a) seats on the board of directors nominated by Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India (“Sun”) or any Affiliate of Sun, or (b) shares of stock in Borrower held by Sun or an Affiliate of Sun, in either event below a majority of the total outstanding seats or shares, as the case may be.

“Closing Date” means the date on which the Loan Agreement is executed by Borrower and Bank as first above stated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Distributions” means all cash dividends to shareholders, and all cash distributions to shareholders of Subchapter S corporations, to partners of partnerships, to members of limited liability companies or to beneficiaries of trusts.

“EBITDA” means Borrower’s net income before interest, taxes, depreciation and amortization, during such testing period.

“Funding Date” means the date on which all of the conditions set forth in Section 4.1 have been satisfied and funds are disbursed to Borrower, but in no event prior to March 2, 2009.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hedging Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Hedging Obligations” means any and all obligations of Borrower to Bank or any affiliate of Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefore), under or in connection with (i) any and all Hedging Contracts, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Contract.

“Income Taxes” means federal, state, local or other taxes based on income.

“Indebtedness” of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) the principal component of the obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (to the extent of such Lien if such obligation is not assumed), (d) all obligations of such person for the unpaid purchase price for goods, property or services acquired by such person, including notes payable, except for payroll accounts payable that are not past due, and operating leases, (e) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (f) all obligations of others similar in character to those described in clauses (a) through (h) of this definition for which such person has contingent liability, as obligor, guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

“Liabilities” means liabilities as determined in accordance with GAAP.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

“Loan” means the Equipment Term Loan.

“Loan Documents” means this Loan Agreement, the Note, the Security Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower, (b) the ability of Borrower to perform its obligations, when such obligations are required to be performed, under this Loan Agreement or the other Loan Documents or (c) the validity or enforceability of this Loan Agreement, any Note or any of the other Loan Documents or the rights or remedies of Bank hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Net Income” shall mean, for any period, net income (or net loss, expressed as a negative number) after all taxes actually paid in cash or accrued and all expenses and other charges for such period, determined in accordance with GAAP.

“Net Proceeds” means the gross cash proceeds including cash by way of deferred payment pursuant to a promissory note, receivable or otherwise, (but only as and when received) received from the sale, lease, conveyance, disposition or other transfer of assets, or from a Recovery Event or from the sale, issuance or placement of equity securities, Indebtedness for borrowed money or Subordinated Debt, net of (i) transaction costs payable to third parties, (ii) the estimated taxes payable with respect to such proceeds (including, without duplication, withholding taxes, property taxes, transfer taxes and taxes), (iii) Indebtedness (other than Indebtedness of Bank pursuant to the Loan Documents) which is secured by the assets which are the subject of such event to the extent such Indebtedness is paid with a portion of the proceeds therefrom, and (iv) any and all costs which may occur as a result of discontinuing operations, shutdowns or otherwise resulting from, the disposition of such assets.

“Note” means individually, the Equipment Term Note.
“Obligations” means and includes:

(i)        All indebtedness and liabilities of whatsoever kind, nature and description owed to Bank by Borrower, whether direct or indirect, absolute or contingent, due or to become due or whether now existing or hereafter arising, and howsoever evidenced or acquired, except any such indebtedness or liabilities acquired by Bank from any third party, and whether joint or several, and including, without limitation, the Loan;

(ii)       All future advances which Bank at any time may, but shall not be required to, make for the protection or preservation of Bank's rights and interests arising hereunder, including, without limitation, advances for taxes, levies, assessments, insurance, and reasonable attorneys' fees;

(iii)      Any and all obligations and liabilities of any kind, now existing or later incurred, of Borrower to any affiliate of Bank, whether absolute or contingent, whether now existing or hereafter created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (a) any Hedging Contracts and (b) any and all cancellations, buybacks, reversals, terminations or assignments of the foregoing.

“Permitted Liens” means

(i)        Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(ii)       Liens created and maintained in the ordinary course of business which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which Borrower is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of Borrower, or surety, customs or appeal bonds to which Borrower is a party;

(iii)      Liens created pursuant to the Security Agreement and liens expressly permitted by the Security Agreement, including that existing security interest of JP Morgan Chase Bank, N.A.; and

(iv)      Liens created in favor of Bank or any parent, subsidiary or affiliated company of Bank.

“Person” or “person” shall include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

“Permitted Acquisition” shall mean any acquisition by Borrower or any subsidiary of Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any equity interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(i)        Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such subsidiary;

(ii)       If such acquisition is structured as an acquisition of the equity interests of any Person, then the Person so acquired shall become a direct or indirect subsidiary of Borrower;

(iii)	acquired directly by Borrower or such subsidiary;

(iv)      Both immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing;

(v)       The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the equity interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(vi)      All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or subsidiary that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to Bank shall have been delivered, or caused to have been delivered, by Borrower to Bank;

(vii)     There shall be no actions, suits or proceedings pending or, to the knowledge of Borrower threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of Borrower threatened against Borrower that is making the acquisition which would materially adversely affect the ability of Borrower to enter into or perform its obligations in connection with the proposed acquisition; and

(viii)    The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Indebtedness (such Indebtedness being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or equity interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, is less than Twenty-Five Million Dollars ($25,000,000) during the term of this agreement.

“Prime Rate” shall mean the per annum rate announced by Bank from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Recovery Event” means the receipt by Borrower of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any shareholder in Borrower (or owner in any subsidiary), or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shareholder in Borrower (or owner in any subsidiary) or any option, warrant or other right to acquire any such interest of shareholders in Borrower (or owners in any subsidiary).

“Security Agreement” shall mean the Security Agreement, UCC Financing Statements, and all other related agreements and documents delivered pursuant to this Loan Agreement or otherwise entered into by any person to secure the obligations of Borrower under this Loan Agreement made by Borrower in favor of Bank under which Borrower grants to Bank a first priority security interest in the Collateral.

“Solvent” means, with respect to Borrower as of a particular date, that on such date (i) such Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond such Borrower's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Borrower's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Borrower is engaged or is to engage, (vi) the fair value of the property of such Borrower is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Borrower and (v) the present fair saleable value of the assets of such Borrower is not less than the amount that will be required to pay the probable liability of such Borrower on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” shall mean Indebtedness of a Borrower for borrowed money which is expressly subordinated in right and priority of payment to Borrowers’ Obligations to Bank on terms and conditions acceptable to Bank as of the date of this Loan Agreement.

“UCC Financing Statements” means all UCC Financing Statements required by Bank to perfect the security interests granted to Bank under the Security Agreement.

1.2	Other Definitional Provisions.

(a)        Unless otherwise specified therein, all capitalized definitional terms defined in this Loan Agreement shall have the defined meanings when used in the Note or other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)       The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement, and Section, subsection, Schedule and Exhibit references are to this Loan Agreement unless otherwise specified.

(c)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)       For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

                1.3          Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP.

SECTION 2.

LOAN FACILITIES

2.1	Equipment Term Loan.

                                (a)        Equipment Term Loan. Bank hereby grants an “Equipment Term Loan” pursuant to which Bank agrees to make on the Funding Date, a non-revolving advance to Borrower, for the purposes of financing new machinery and equipment and building improvements (the “Assets”), in the amount of Eighteen Million Dollars ($18,000,000). Funding of the loan shall be in accordance with the conditions set forth in Section 4 below.

                                (b)       Equipment Term Note. The advance of the Equipment Term Loan shall be evidenced by and be repayable to Bank in accordance with the terms of the Equipment Term Note, which Borrower shall execute and deliver to Bank simultaneously herewith. All provisions of the Equipment Term Note are incorporated herein by this reference as terms and conditions of this Loan Agreement.

2.2	Security.

(a)        Borrower hereby grants to Bank as security for the Note, a security interest in all fixed assets of Borrower, subject to the priority of all deposits in possession or control JP Morgan Chase Bank, N.A., and subject to the priority of the existing security interest in accounts receivable and inventory granted to JP Morgan Chase Bank, N.A., as described in the Security Agreement executed simultaneously hereto. Borrower shall also grant to Bank a mortgage on the real estate and improvements constituting real property located at 1150 Elijah McCoy Drive, Detroit, Michigan, as more particularly described in the Mortgage executed simultaneously hereto.

All of the specified property in subsection (a) above shall be collectively referred to as the “Collateral”.

(b)       Borrower shall execute and deliver to Bank such documents in addition to those documents specified in this Loan Agreement, on the Closing Date, Funding Date, and thereafter from time to time, as Bank shall request, for the purpose of perfecting and continuing the perfection of Bank’s security interest and mortgage in the Collateral.

(c)        It is further agreed that any security agreement, mortgage, or other document hereafter executed by Borrower in favor of Bank shall secure repayment of all of the Obligations, whether or not presently contemplated by the parties, including that created under the Loan Agreement of the same date relating to the Note; and, that an Event of Default under any note, security agreement, mortgage or other agreement from Borrower to Bank after any applicable grace period shall constitute an Event of Default under all notes, security agreements and other agreements, and that Bank may, at its option, proceed in exercising its rights thereunder in any order or manner it may choose, the purpose of this Loan Agreement being to cross-collateralize and cross-default all of the Obligations.

SECTION 3.

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

               3.1           Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate (the “Default Rate”) which is equal to the rate which would otherwise be applicable as defined in the Note, plus two percent (2.0%).

               3.2           Taxes. Except as provided below in this subsection, all payments made by Borrower under this Loan Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of Bank or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Bank or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Bank, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Bank, applicable lending office, branch or affiliate other than a connection arising solely from such Bank having executed, delivered or performed its obligations, or received payment under or enforced, this Loan Agreement or any Note. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Bank hereunder or under any Note, (A) the amounts so payable to Bank shall be increased to the extent necessary to yield to Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Loan Agreement and any Note, provided, however, that Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Bank that is not organized under the laws of the United States of America or a state thereof if such Bank fails to comply with the requirements of paragraph (ii) of this subsection whenever any Non-Excluded Taxes are payable by Borrower, and (B) as promptly as possible thereafter Borrower shall send to Bank, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Borrower shall indemnify Bank for any incremental taxes, interest or penalties that may become payable by Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Loan Agreement and the payment of the Loan and all other amounts payable hereunder.

               3.3           Place and Manner of Payments. Except as otherwise specifically provided herein, all payments hereunder shall be made to Bank in United States Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at Bank's office specified herein not later than 11:00 A.M. (Eastern Standard Time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. Bank may, at Borrower's request, debit the amount of any such payment which is not made by such time to any account maintained by Borrower with Bank or any other account which may be maintained by Borrower with Bank and designated for such purpose by Borrower. Borrower shall, at the time it makes any payment under this Loan Agreement, specify to Bank the

Loan, fees or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, Bank shall apply such payment to the Loan in such manner as Bank may determine to be appropriate in respect of obligations owing by Borrower hereunder. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension). Except as expressly provided otherwise herein, all computations of except that interest accruing by reference to the Prime Rate shall accrue on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

SECTION 4.

CONDITIONS

               4.1           Conditions to Closing Date; Funding Date. The Loan shall close and the proceeds advanced upon satisfaction of the following conditions precedent:

                                (a)       Execution of Loan Documents. Bank shall have received (i) this Loan Agreement, (ii) the Note, (iii) the Security Agreement, (iv) the Borrowing Resolution, (v) the Closing Certificate, (vi) the Mortgage, (vii) any Hedging Contracts and related documentation to hedge the interest rate fluctuations of the Equipment Term Note, and such other documents and certificates reasonably required by Bank, in each case conforming to the requirements of this Loan Agreement and executed by a duly authorized officer of Borrower. Notwithstanding the foregoing, and without waiving the condition in subsection (vii) above, Bank may advance funds at the request of Borrower with the continued obligation that Borrower enters into a Hedging Contract with Bank’s trading desk by March 16, 2009, otherwise such failure to fix the variable rate of interest through a Hedging Contract shall be deemed an Event of Default hereunder.

                                (b)       Insurance. At its own cost, Borrower shall obtain and maintain, and cause to be obtained and maintained by Borrower insurance against (i) loss, destruction or damage to its property and business of the kinds and in the amounts customarily insured against by businesses with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Bank’s interest in the Collateral, and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by businesses with established reputations engaged in the same or similar business as Borrower. All such policies shall (1) be issued by financially sound and reputable insurers, (2) name Bank as lender and additional insured and, where applicable, as loss payee under a Bank loss payable endorsement satisfactory to Bank, and (3) shall provide for thirty (30) days written notice to Bank before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Bank by Borrower on the Closing Date and at such other times as Bank may request from time to time. So long as Borrower is not then in default, Borrower shall be permitted to restore any damage and Bank shall apply insurance proceeds to such restoration costs provided such insurance proceeds are sufficient to cover such costs or Borrower has otherwise reasonably demonstrated resources necessary to cover the restoration costs, otherwise Bank may apply same to the Indebtedness.

                                (c)       Fees and Expenses. Borrower shall have either paid, or reimbursed Bank, for all fees and expenses, including attorneys' fees and expenses for the negotiation and preparation of the Loan Documents, incurred by Bank and in making the Loan.

(d)       Asset Purchase Documentation. Borrower shall provide to Bank reasonable evidence or documentation concerning the purchase of the Assets or other machinery and equipment contemplated in this Loan Agreement, together with an appraisal or other verification of value/cost acceptable to Bank.

                               (e)       Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Loan Agreement shall be reasonably satisfactory in form and substance to Bank.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce Bank to enter into this Loan Agreement and to make the advance of the Loan herein provided for, Borrower hereby represents and warrants to Bank that as of the Closing Date (except as specifically set forth below in this Section 5).

               5.1            Financial Statements. Prior to the Closing Date Borrower has or will have furnished to Bank financial statements which shall be correct and complete and fairly presents the financial condition of Borrower as of the date of the financial statements, subject to the absence of footnotes, audit and normal year-end adjustments.

               5.2           Ownership and Condition of Collateral; Liens and Encumbrances. Borrower has, or will have at the time of purchase, good and marketable title to the Assets free of any Liens except Permitted Liens, and all other property reflected on the balance sheet of Borrower furnished to Bank, except property sold or otherwise disposed of in the ordinary course of business subsequent to such date. All real estate, improvements thereon, and equipment of Borrower used in Borrower's business are in good operating condition, repair and working order subject to ordinary wear and tear and, to Borrower's knowledge, conform to all applicable laws, ordinances and regulations the violation of which would have a Material Adverse Effect. Borrower possesses adequate trademarks, trade names, copyrights, patents, service marks and licenses, or rights thereto, for the present and planned future conduct of its business substantially as now conducted, without any known conflict with the rights of others the absence of which would result in a Material Adverse Effect.

               5.3           Entity Existence; Compliance with Law. Borrower (a) is in good standing under the laws of the State of Michigan, (b) has the power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               5.4           Entity Power; Authorization; Enforceable Obligations. Borrower has full power and authority and the legal right to make, deliver and perform the Loan Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Loan Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Loan Document by Borrower (other than those which have been obtained, including without limitation those required under Section 4.1(e) or in connection with the perfection of Liens in favor of Bank hereunder) or with the validity or enforceability of any Loan Document against Borrower (except such filings as are necessary in connection with the perfection of the Liens created by such Loan Documents). Each Loan Document to which it is a party has been duly executed and delivered on behalf of Borrower. Each Loan Document to which it is a party constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

               5.5           No Legal Bar; No Default. The execution, delivery and performance of the Loan Documents, the borrowings thereunder and the use of the proceeds of advance of the Loan will not violate any Requirement of Law the violation of which would reasonably be expected to have a Material Adverse Effect or any contractual obligation of Borrower the violation of which would reasonably be expected to have a Material Adverse Effect (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or contractual obligation other than the Liens arising under or contemplated in connection with the Loan Documents. Borrower is not in default under or with respect to any of its contractual obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               5.6           No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Borrower, threatened by or against Borrower or against any of its properties or revenues except as disclosed in Borrower’s quarterly reports filed with the SEC or which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

               5.7           Investment Company Act. Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

               5.8           Federal Regulations. No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. Borrower does not own “margin stock”.

5.9           ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” within the meaning of Section 412 of the Code (or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect. For purposes of this Section only, the parties hereto agree that “Material Adverse Effect” shall include any event referred to in this Section which would or could be reasonably expected to cause a reduction in Borrower’s Net Worth of five percent (5%) or more.

5.10	Environmental Matters.

(a)        To the best knowledge of Borrower, the facilities and assets owned, leased or operated by Borrower (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b)       To the best knowledge of Borrower, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by Borrower (the “Business”).

(c)        Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except for the notice received from the City of Detroit in December 2008.

(d)       To the best knowledge of Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)        No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)        To the best knowledge of Borrower, there has been no unremediated release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Borrower in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

               5.11        Use of Proceeds. The advance of the Loan hereunder shall be used only for business purposes, including the acquisition and refinancing of machinery, equipment and the construction of building improvements used in Borrower’s operations.

               5.12        Taxes. Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all taxes shown thereon to be due (including interest and penalties) and has paid or caused to be paid all other taxes, fees, assessments and other governmental charges (including but not limited to MBT, MESC and other taxes) owing or necessary to preserve any Liens in favor of Bank by them, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Borrower is not aware of any proposed material tax assessments against Borrower.

               5.13        Solvency. Borrower is, and after execution of this Loan Agreement and the Funding Date and after giving effect to the Obligations incurred hereunder will be, Solvent.

               5.14        Accuracy of Information. All information furnished by Borrower to Bank is correct and complete in all material respects as of the date furnished and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

SECTION 6.

AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that on the Closing Date, Funding Date, and thereafter for so long as this Loan Agreement is in effect and until no Note remains outstanding and unpaid and the Obligations, together with interest, fees and all other amounts owing to Bank hereunder, are paid in full, Borrower shall:

               6.1        Financial Reports. Maintain a standard and modern system for accounting and shall furnish to Bank:

(i)          On or before 120 days of each fiscal year, copies of Borrower’s financial statements in a form reasonably acceptable to Bank, audited by a certified public accountant reasonably acceptable to Bank;

(ii)         Within 30 days after the end of each fiscal quarter, a copy of all of Borrower’s internally prepared financial statements in a form reasonably acceptable to Bank, prepared and certified as complete and correct by Borrower;

(iii)        Within 30 days after each fiscal quarter, a covenant compliance certificate in a form reasonably acceptable to Bank, setting forth compliance with the terms and conditions of the financial covenants stated in this Loan Agreement, and such other reports as reasonably requested by Bank from time-to-time.

All of the statements referred to above shall be in conformance with reasonable GAAP accounting methods consistently applied in accordance with past practices and give representatives of Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Loan as it may reasonably request from time to time.

               6.2         Payment of Obligations; Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods) all its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of Borrower. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, and if Borrower establishes an adequate reserve or other appropriate provision required by GAAP and deposits with Bank cash or bond in an amount acceptable to Bank.

               6.3          Conduct of Business and Maintenance of Existence. Except as otherwise permitted by Section 7.3, continue to engage in business of the same general type as now conducted by it on the date hereof and preserve, renew and keep in full force and effect its entity existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all contractual obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

               6.4          Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); compliance with any leases, and maintain insurance described in Section 4.1 (b).

               6.5          Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by Bank, and, after the occurrence and during the continuance of a Default or an Event of Default, Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which Borrower may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower and with its independent certified public accountants.

6.6	Notices. Give notice to Bank of:

(a)        promptly (and in any event within two (2) Business Days) after Borrower knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b)       promptly, any default under any leases of Borrower’s Properties except where such default would not reasonably be expected to have a Material Adverse Effect;

(c)        promptly, any default or event of default under any contractual obligation of Borrower which would reasonably be expected to have a Material Adverse Effect;

(d)       promptly, any litigation, or any investigation or proceeding (including, without limitation, any environmental proceeding) known to Borrower, affecting Borrower which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(e)        promptly, any other development or event which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a responsible officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

6.7	Compliance with Law; Generally.

(a)        Comply in all material respects with, all applicable Laws and obtain and comply in all material respects with and maintain, and ensure that the employees obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Laws except to the extent that, with respect to all of the above, failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)       Borrower shall comply with all other federal, state and local laws, regulations and orders applicable to Borrower or its assets in all respects material to Borrower’s business, assets or prospects and shall promptly notify Bank of any violation of any rule, regulation, statute, ordinance, order or law relating to any complaint or notifications received by Borrower regarding any rule, regulation, statute, ordinance or law that is expected to have a Material Adverse Effect, including reasonable good faith efforts to satisfy any and all issues raised by the Food and Drug Administration (“FDA”) in any past or future warning letters. Borrower acknowledges and agrees that any enforcement action taken by the FDA, including but not limited to an injunction prohibiting continued operations in facility of Borrower referenced in Section 2.2(a), shall be deemed to have a Material Adverse Effect and shall constitute a default hereunder. Borrower shall also obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership and operation of its business and the advantageous conduct of its business and as may be required from time to time by applicable law except where the failure to do so would not reasonably be excepted to have a Material Adverse Effect.

6.8         Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the ratio, determined as of the end of each fiscal quarter of Borrower, of:

(a) the net income (or loss) of Borrower and its subsidiaries plus, to the extent deducted from revenues in determining such net income, (i) the interest expense of Borrower and its subsidiaries, (ii) expenses for taxes paid or accrued net of tax refunds, (iii) depreciation, (iv) amortization, (v) non-cash research and development expense, and (vi) extraordinary non-cash losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, minus (A) to the extent included in such net income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, (B) capital expenditures of Borrower and its subsidiaries which are not financed with permitted long term debt, (C) taxes, and (D) Restricted Payments, to

(b) the cash interest expense of Borrower and its subsidiaries plus the scheduled and any other required principal payments paid or payable on Indebtedness, all as calculated for the most recently ended four fiscal quarters and for Borrower and its subsidiaries on a consolidated basis, determined as of the end of each of its fiscal quarter for the then most recently ended fiscal quarter, to be less than 1.20 to 1.0 as of the end of any fiscal quarter.

6.9          Minimum EBITDA. Borrower shall not permit its trailing twelve (12) month EBITDA to be less than Sixteen Million Dollars ($16,000,000) as of the end of each calendar quarter, as indicated on Borrower’s financial statements, while the Obligations are outstanding.

6.10       Bank Accounts. Borrower agrees, as long as any Obligations are outstanding, Borrower shall maintain a deposit account with Bank with a minimum balance of One Hundred Fifty Thousand Dollars ($150,000) at all times, and offer Bank the opportunity to provide other banking services required by Borrower and its Affiliates.

SECTION 7.

NEGATIVE COVENANTS

Borrower agrees that on the Closing Date, Funding Date, and thereafter for so long as this Loan Agreement is in effect, no Note remains outstanding and unpaid and the Obligations, together with interest, fees and all other amounts owing to Bank hereunder, are paid in full, that:

               7.1        Liens. Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to the Collateral without the consent of the Bank, except for (a) Permitted Liens, (b) existing

Liens in favor of JPMorgan Chase Bank, N.A., (c) Liens disclosed on the attached Schedule 7.1, (d) purchase money liens and capital Leases limited to the acquired property and (e) additional Liens securing not more than $2,000,000 at any one time.

               7.2          Nature of Business. Except as otherwise permitted by Section 7.3, Borrower will continue to engage in its and not otherwise alter the character of the business and operations substantially as conducted immediately prior to the Closing Date.

7.3	Dissolution, Consolidation, Merger Sale or Purchase of Assets, Etc. Borrower will not:

(a)        dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of substantially all of its property or assets outside of the ordinary course of business or agree to do so at a future time except where such transaction is the result of a Recovery Event and the Net Proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property provided that such purchase or acquisition is committed to within 120 days of receipt of the Net Proceeds from the Recovery Event and such purchase or acquisition is consummated within 180 days of such receipt; or

(b)       change its name or capital structure, consolidate with or merge into any other entity or permit any other entity to merge into it; or

(c)        acquire substantially all of the assets of any other entity other than Permitted Acquisitions without Bank’s prior consent, not to be unreasonably withheld.

               7.4          Fiscal Year. Borrower will not change its fiscal year, except with the prior written consent of Bank.

7.5          Advances, Investments and the Loan. Borrower will not lend money or extend credit or make advances to any Person, or purchase or acquire any stock, or re-purchase, redemption or retirement of stock or other ownership interest of Borrower, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, other than advances, loans and extensions of credit in the ordinary course of business, or otherwise exceed seventy-five percent (75%) of Borrower’s liquid assets in excess of $5,000,000 at any given time when combined with the obligations in Section 7.6.

7.6          Guaranty Obligations. Borrower will not contract, create, incur, assume or permit to exist any guaranty obligations, other than those securing other Indebtedness to Bank; provided, however, that the foregoing shall not apply to endorsement of instruments or items of payment for deposit or collection in the ordinary course of business, or otherwise exceed seventy-five percent (75%) of Borrower’s liquid assets in excess of $5,000,000 at any given time when combined with the obligations in Section 7.5.

               7.7          Subsidiaries. Borrower will not create, form or acquire any subsidiary unless said subsidiary becomes and obligor of Borrower’s Indebtedness to the Bank, and any Collateral held by said subsidiary is granted to Bank upon being transferred into such subsidiary without affecting Bank’s priority of interest therein.

7.8	Prepayments of Other Indebtedness, Etc. Borrower will not:

(a)        after the issuance thereof, amend or modify, or permit the amendment or modification of, any of the terms of subordination or other terms or provisions relating to any Subordinated Debt;

(b)       make (or give notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) or exchange of any Subordinated Debt;

(c)        make any prepayment, redemption, acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) refund, refinance or exchange of any Subordinated Debt.

7.9           Increase of Other Indebtedness.Borrower shall not increase its line of credit obligations with JPMorgan Chase Bank, N.A., or borrow money or accept credit from any other lender, in excess of $2,000,000 above the limits shown on Borrower’s September 30, 2008 financial statements.

SECTION 8.

EVENTS OF DEFAULT; ACCELERATION; ETC.

8.1           Events of Default. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then prior to such notice or lapse of time, “Defaults”) shall occur:

(a)        Borrower shall fail to pay any principal or interest on any note payable to Bank, or any fee or other amount payable under any note or hereunder, within three (3) Business Days of when due in accordance with the terms thereof or hereof;

(b)       Any representation or warranty made or deemed made by Borrower herein, in the Security Agreement, Mortgage or in any of the other Loan Documents or which is contained in any certificate, document or financial or other statement furnished by Borrower at any time under or in connection with this Loan Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made and if such default is subject to cure, such default remains unremedied for a period of thirty (30) days after Borrower obtains knowledge thereof;

(c)        Borrower shall default in the observance or performance of any other term, covenant or agreement contained herein, in the Security Agreement, the Mortgage, Hedging Contracts, or in any of the other Loan Documents (other than as described in subsections 8.1(a) or (b) above which shall immediately become an Event of Default), and such default shall continue unremedied for a period of thirty (30) days or more after written notice thereof from Bank;

(d)       Borrower shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Note) in an amount outstanding of at least $2,500,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created and such Indebtedness has matured by its terms or is accelerated or is overtly threatened to be accelerated (except any such Indebtedness which Borrower is disputing in good faith and for which they have established adequate reserves); or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness in an amount outstanding of at least $2,500,000 for Borrower or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or the holder or holders of such Indebtedness to become payable;

(e)        Borrower shall: (i) commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower proceeding or other action of a nature referred to in clause (i) above which (X) results in the entry of an order for relief or any such adjudication or appointment or (Y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower proceeding other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f)        One or more judgments or decrees shall be entered against Borrower and such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof and involve in the aggregate a liability (to the extent not paid when due or covered by insurance) of $1,000,000 or more, or that result in any enforcement action taken by the FDA, including but not limited to an injunction prohibiting continued operations in any facility of Borrower described in Section 2.2(a); or

(g)       Any of the Loan Document shall fail to be in full force and effect or to give Bank the security interests, liens, rights, powers and privileges reasonably purported to be created thereby;

(h)	a Change In Control of Borrower shall have occurred;

(i)        Borrower fails to enter into a Hedging Contract within the time provided in Section 4.1(a), without further notice or time to cure;

then, and in any such event, so long as the same may be continuing, Bank may by notice in writing to Borrower declare all amounts owing with respect to this Loan Agreement, the Note and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of Default specified in Section 8.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from Bank.

               8.2          Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, Bank may exercise any remedy permitted by this Agreement, the other Loan Documents or law. No remedy herein conferred upon Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statue or any other provision of law or equity.

               8.3          Distribution of Collateral Proceeds. In the event that following the occurrence or during the continuance of any Default or Event of Default, Bank receives any monies in connection with the enforcement of the Security Agreement, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)        First, to the payment of, or (as the case may be) the reimbursement of Bank for or in respect of all actual costs, expenses and disbursements which shall have been incurred by Bank in connection with the collection of such monies by Bank, for the exercise, protection or enforcement by Bank of all or any of the rights, remedies, powers and privileges of Bank under this Loan Agreement, the Note or any of the other Loan Documents or in respect of the Collateral and to provide adequate indemnity to Bank against all taxes or liens which by law shall have, or may have, priority over the rights of Bank to such monies;

(b)       Second, to all other Obligations in such order or preference as Bank may determine; provided, however, that Bank may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)        Third, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.

SECTION 9.

MISCELLANEOUS

               9.1          Amendments, Waivers and Release of Collateral. Neither this Loan Agreement, nor any Note, nor any of the other Loan Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except by a writing signed by the Bank and Borrower nor may collateral be released except as specifically provided herein or in the Security Agreement or in any event by a writing signed by Bank.

               9.2          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (ii) the third Business Day following the day on which the same is sent by first-class mail, postage prepaid, in each case, addressed to such party as indicated on the first page hereof (or to such other address as may be hereafter notified by the respective parties hereto.

               9.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               9.4          Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Loan Agreement and the Note and the making of the Loan, provided that all such representations and warranties shall terminate on the date upon which all amounts owing hereunder and under any Note have been paid in full.

9.5	Payment of Expenses and Taxes. Borrower agrees:

(a)        to pay for all of the out-of-pocket costs and expenses incurred by Bank in connection with the preparation of the Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, together with the reasonable fees and expenses of Bank’s outside counsel in connection with the negotiation, preparation and execution of the Loan Documents, and expenses such as filing fees and appraisals as they relate to the Collateral;

(b)       to pay or reimburse Bank for all Bank’s costs and expenses incurred in connection with the enforcement or preservation of any rights under this Loan Agreement and any other Loan Documents, including, without limitation, the reasonable fees and expenses of Bank’s outside counsel (including reasonable allocated costs of in-house legal counsel, if any);

(c)        on demand, to pay, indemnify, and hold Bank harmless from, any and all filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents; and

(d)       to pay, indemnify, and hold Bank and its Affiliates, officers, directors, shareholders, members, managers, employees and agents harmless from and against, any and all other claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees) which Bank may incur or be subject to, directly or indirectly, with respect to the execution, delivery, enforcement, performance and administration of the Loan Documents and any such other documents and the use, or proposed use, of proceeds of the Loan (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation hereunder to Bank with respect to Indemnified Liabilities arising from (A) the gross negligence or willful misconduct of Bank, or (B) the violation by Bank of an express provision of the Loan Documents, if so determined by a final judgment of a court of competent jurisdiction.

The obligations and responsibilities in this Section 9.5 shall survive repayment of the Loan, Note and all other amounts payable hereunder.

9.6	Successors and Assigns; Participations.

(a)        This Loan Agreement shall be binding upon and inure to the benefit of Borrower, Bank, all future holders of the Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Loan Agreement or the other Loan Documents without the prior written consent of Bank or successor and assigns thereof which may be unreasonably withheld by Bank, however Bank may assign or transfer any of its rights or obligations under this Loan Agreement or the other Loan Documents without the prior written consent of Borrower.

(b)       Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law and, without the consent of Borrower, at any time sell to one or more banks or other entities participating interests in any Loan, any Note, or any other interest hereunder.

(c)        Nothing herein shall prohibit Bank from pledging or assigning any of its rights under this Loan Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

               9.7           Set-off. In addition to any rights and remedies of Bank provided by law (including, without limitation, other rights of setoff), Bank shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower, or any part thereof in such amounts as such Bank may elect, against and on account of the obligations and liabilities of Borrower to Bank hereunder and claims of every nature and description of Bank against Borrower, in any currency, whether arising hereunder, under the Note or under any documents contemplated by or referred to herein or therein, as Bank may elect, whether or not Bank has made any demand for payment. Bank agrees promptly to notify Borrower after any such setoff and application made by Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

               9.8          Section Headings. The Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Loan Agreement.

               9.9          Counterparts. This Loan Agreement may be executed by one or more of the parties to this Loan Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Loan Agreement signed by all the parties shall be lodged with Borrower and Bank.

               9.10         Severability. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               9.11        Integration. This Loan Agreement, the Note and the other Loan Documents represent the agreement of Borrower and Bank with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Borrower or Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the Note.

               9.12        Governing Law. This Loan Agreement and the Note and the rights and obligations of the parties under this Loan Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Michigan without giving effect to its conflicts of law provisions.

               9.13         Consent to Jurisdiction and Venue. All judicial proceedings brought against Borrower with respect to this Loan Agreement, any Note or any of the other Loan Documents shall be brought in a Michigan court in Oakland County or the United States District Court for the Eastern District of Michigan, and, by execution and delivery of this Loan Agreement, Borrower accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Loan Agreement from which no appeal has been taken or is available. Borrower and Bank irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall limit the right of any Bank to bring proceedings against Borrower in the court of any other jurisdiction.

9.14	Acknowledgments. Borrower hereby acknowledges that:

(a)        it has been advised by legal counsel in the negotiation, execution and delivery of each Loan Document;

(b)       Bank does not have any fiduciary relationship with or duty to Borrower arising out of or in connection with this Loan Agreement and the relationship between Bank, on one hand, and Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)	no joint venture exists among Borrower and Bank.

               9.15        Waivers of Jury Trial. BORROWER AND BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               9.16        Limitation of Liability. BORROWER AND BANK HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE OTHER PARTY ANY EXEMPLARY OR PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES.

EACH OF THE PARTIES HERETO has caused this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation

By: /s/ Daniel H. Movens
Name: Daniel H. Movens
Its: Chief Executive Officer

By: /s/ Mukul Rathi
Name: Mukul Rathi
Its: Interim Chief Financial Officer

BANK:
RBS CITIZENS, N.A., a national association

By: /s/ John G. Sherman
Name: John G. Sherman
Its: Senior Vice President